Exhibit 10.1

TERMINATION AGREEMENT AND GENERAL RELEASE

RICHARDSON ELECTRONICS, LTD., whose principal office is located at 40W267 Keslinger Road, PO Box 393, LaFox, Illinois 60147-0393 (together with its subsidiaries, the “Company”), and JOSEPH GRILL of 1115 Pine Ridge Court, Naperville, IL 60540 (the “Employee”).

WHEREAS, the Employee has been an employee of the Company for a number of years; and

WHEREAS, the parties agree that Employee is involuntarily terminated effective as of the close of business on June 1, 2007; and, further, that the payments provided herein shall be in lieu of any payments under any Company policy relating to retirement or termination of Employee’s employment and shall be to resolve and settle all possible claims the Employee may have against or with respect to the Company;

NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

1. The Company and the Employee agree that the Employee’s employment with the Company shall cease and terminate as of the close of business on June 1, 2007 (the “Termination Date”.) Employee hereby resigns all officer and director positions with the Company and it subsidiaries, effective on the earlier of the Termination Date or the date specified by the Company as Employee’s resignation date.

2. Employee shall be entitled to payment of his compensation and benefits, including bonus, as presently being paid through the Termination Date. Employee’s bonus plan for fiscal year 2007 is comprised of two components, the first component, which accounts for one half of Employee’s total bonus opportunity for the year, is determined by performance to personal goals (herein referred to as the Personal Component”), the second component, which accounts for one half of Employee’s total bonus opportunity is determined by the Company’s earning per share as compared to a goal earnings per share (here referred to as the “Company Component”). It is agreed that for the year 2007 bonus to be paid to Employee as of the Termination Date the Personal Component portion shall be computed as if Employee received a 100% performance evaluation and the Company Component shall be computed in accordance with the plan. On his termination of employment, Employee shall be entitled to any sums due him under the Company’s Employee Stock Ownership Plan, 401(k) Profit Sharing Plan, Employee Stock Purchase Plan, Option Plan, or other benefit plan in which he participated as an employee, all in accordance with the terms of such plans, with the understanding that Employee shall have 90 days after the Termination Date within which to exercise any vested Stock Options. Employee shall continue to carry out his duties and responsibilities until his Termination Date, including, but not limited to, assisting in sourcing qualified candidates to replace Employee, orient any person employed to replace Employee and effectively transition Employee’s duties and responsibilities to such new employee.

3. In consideration of Employee’s service with the Company and his other promises and agreements made in this Agreement and in full settlement of any and all claims that the Employee may have against the Company, its successors, assigns, affiliates, or any of its officers, directors, shareholders, employees, agents or representatives, for compensation or otherwise in connection with his past employment or termination of his employment, the Company agrees to pay the Employee’s COBRA premium of $1,341.86 per month for 18 months and to pay Employee the sum of $10,275.20 on the first day of each month commencing July 1, 2007 and continuing through December 1, 2009 (for avoidance of doubt, 30 payments, first on July 1, 2007 and last on December 1, 2009;) provided, however, that the Employee’s right to receive and the Company’s obligation to make such payments shall cease in the event of Employee’s breach of paragraphs 4, 7, 8, 9 or 10 below

4. The payments provided for in paragraph 3 above shall be payable if and when but not unless, the Employee shall without additional compensation, fee, or other payment by the Company;

(a) Refrain (independently of and without reference to paragraph 9 hereof), after the expiration of a period of thirty (30) days from the mailing to him of written notice by the Secretary of the Company of a direction to do so, from engaging in the operation or management of a business, whether as owner, shareholder, partner, officer, employee or otherwise, which then shall be one in which the Employee could not engage without being in violation of his obligations not to compete as provided in paragraph 9 hereof;

(b) Refrain (independently of and without reference to paragraph 8 hereof) from disclosing to unauthorized persons information relative to the business, properties, products, technology or other assets of the Company or any of its subsidiaries which he shall have reason to believe is confidential; and

(c) Refrain (independently of and without reference to paragraph 7 hereof) from otherwise acting or conducting himself in a manner which he shall have reason to believe is inimical or contrary to the best interests of the Company.

In the event that the Employee shall fail to comply with any provision of this paragraph 4, the Company’s obligation to make any further payment provided for in paragraph 3 above shall forthwith terminate and cease.

5. The consideration from the Company set forth above constitutes full settlement of any and all claims that the Employee may have against the Company, its successors, assigns, affiliates, or any of its officers, directors, shareholders, employees, agents or representatives, for compensation or otherwise in connection with termination of his employment, except for any and all claims arising out of the performance by the Company of this Agreement.

6. In further consideration for the promises made by the Company herein, the Employee, on behalf of himself, his agents, assignees, attorneys, heirs, executors, and administrators, fully releases the Company, and its successors, assigns, parents, subsidiaries, divisions, affiliates, officers, directors, shareholders, employees, agents and representatives, from any and all liability, claims, demands, actions, causes of action, suits, grievances, debts, sums of money, controversies, agreements, promises, damages, back and front pay, costs, expenses, attorneys’ fees, and remedies of any type, by reason of any matter, act or omission arising out of or in connection with the Employee’s employment with or termination by the Company, including but not limited to claims, demands or actions under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Civil Rights Act of 1986, the Illinois Human Rights Act, any other federal, state or local statute or regulation regarding employment, discrimination in employment, or the termination of employment, and the common law of any state relating to employment contracts, public policy torts, wrongful discharge, or any other matter, including, without limitation, claims, demands or actions under the False Claims Act or any qui tam rights, except, however, any and all claims arising out of the performance by the Company of this Agreement (the “Released Claims”).

7. Employee agrees that he will at no time engage in conduct which injures, harms, destroys, corrupts, demeans, defames, libels, slanders, destroys or diminishes in any way the reputation or goodwill of the Company, its subsidiaries, or their respective shareholders, directors, officers, employees, or agents or the products sold by the Company, or its other properties or assets. Nor will Employee cause any computer bugs to the Company’s computer system, database or software. Employee agrees to cooperate with and assist the Company, including, without limit executing requested documents, with respect to any matters or things that relate to the matters on which he worked or for which he was responsible, including, without limit, the financial statements and records of the Company for the period of his employment with the Company.

8. The Employee shall not (except in the proper course of his duties to the Company) either during the period of his employment with the Company or thereafter make use of, disseminate or divulge to any person, firm, company, association or other entity, and shall use his best endeavors to prevent the use, dissemination, publication or disclosure of, any information, knowledge or data disclosed to Employee or known by Employee as a consequence of or through his employment or relationship with the Company or any of its predecessors or subsidiaries (including information, knowledge or data conceived, originated, discovered or developed by Employee) not generally known in the business of manufacturing or distributing electron tubes, closed circuit television products, semiconductors, or display products, whether patentable or not, about the Company’s or its predecessors’ or subsidiaries’ businesses, products, processes and services, including without limitation information relating to financial matters, manufacturing, purchasing, sales, research, development, methods, policies, procedures, technology, techniques, processes, know-how, designs, drawings, specifications, systems, practices, merchandising, suppliers or customers, including, without limitation, customer lists, information or data. It is not intended to limit or restrict Employee’s right to utilize information, ideas, concepts or structures of a general nature so long as they are not used in a business competitive with that of the Company. The failure to mark any of the information confidential or proprietary shall not affect its status as such under this Agreement.

9. Employee agrees that he will not (except on behalf of or as an agent for the Company), during the term of employment with Employer and for a period of one (1) year after the Termination Date, directly or indirectly (whether or not for compensation or profit):

(a) Engage in any business or enterprise the nature of any part of which is competitive with any part of that of the Employer (a “Prohibited Business”); or

(b) Participate as an officer, director, creditor, promoter, proprietor, associate, agent, employee, partner, consultant, sales representative or otherwise, or promote or assist, financially or otherwise, or directly or indirectly own any interest in any person or entity involved in any Prohibited Business; or

(c) Canvas, call upon, solicit, entice, persuade, induce, respond to, or otherwise deal with, directly or indirectly, any individual or entity which, during Employee’s term of employment with the Employer, was or is a customer or supplier, or proposed customer or supplier, of the Employer, for any of the following purposes:

(a) to purchase (with respect to customers) or to sell (with respect to suppliers) products of the types or kinds sold by the Employer or which could be substituted for (including, but not limited to, rebuilt products), or which serve the same purpose or function as, products sold by the Employer (all of which products are herein sometimes referred to, jointly and severally, as “Prohibited Products”), or

(b) to request or advise any such customer or supplier to withdraw, curtail or cancel its business with the Employer; or

(d) For himself or for or through any other individual or entity call upon, solicit, entice, persuade, induce or offer any individual who, during Employee’s term of employment with the Employer, was an employee or sales representative or distributor of the Employer, employment by, or representation as sales agent or distributor for, any one other than the Employer, or request or advise any such employee or sales agent or distributor to cease employment with or representation of the Employer, and Employee shall not approach, respond to, or otherwise deal with any such employee or sales representative or distributor of Employer for any such purpose, or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.

Each obligation of each subparagraph and provision of this paragraph 9 shall be independent of any obligation under any other subparagraph or provision hereof or thereof.

Nothing in this paragraph 9, however, shall prohibit Employee from owning (directly or indirectly through a parent, spouse, child or other relative or person living in the same household with Employee or any of the foregoing), as a passive investment, up to 1% of the issued and outstanding shares of any class of stock of any publicly traded company.

10. Employee shall remain available to the Company and shall assist in any human resource issue or respond to questions as he may be requested by Company until December 1, 2009. Such requested assistance shall take into consideration the Employee’s health, residence, and personal circumstances.

11. All notes, data, reference materials, memoranda, files and records, including without limitation computer reports, products lists and information, process manuals and notes, drawings, and technology manuals and notes, customer or supplier lists, data or information, in any way relating to any of the Company’s or its predecessors’ or subsidiaries’ businesses, operations or products shall belong exclusively to Company, and Employee agrees to turn over to Company all copies of such materials and all keys, equipment and other Company property in his possession or control at the request of Company.

12. In the event of a breach or threatened breach by the Employee of the provisions of paragraphs 7, 8, or 9, the Company shall be entitled to an injunction restraining the Employee from such breach. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach. The parties hereto desire that paragraphs 7, 8, and 9 shall be fully enforceable in accordance with the terms thereof but if any portion is held unenforceable or void or against public policy by any court of competent jurisdiction, the remainder shall continue to be fully enforceable in accordance with its terms or as it may be modified by such court. The period of restriction specified in paragraphs 7, 8, or 9 shall abate during the time of any violation thereof and the remaining portion at the commencement of the violation shall not begin to run until the violation is cured.

13. Employee’s death shall not terminate the Company’s obligation to pay the amounts it would otherwise be obligated to pay Employee under paragraph 3. In the event of Employee’s death prior to payment of all amounts due under paragraph 3, such amounts thereafter shall be paid to Employee’s estate or, if Employee has provided Company with written direction prior to his death of an alternative beneficiary, to the beneficiary so designated by Employee in such written direction. Such payments shall be made on the dates and to the extent paragraph 3, as the case may be, would require them to be made to Employee if he were still alive. In the event the Company, at its expense, purchases reducing term life insurance for the Employee that would cover the amount of its obligation to continue payments in the event of Employee’s death as provided above in this paragraph, then the Company shall not be obligated to continue payments in the event of Employee’s death and all payments hereunder would cease upon Employee’s death.

14. The Employee understands and agrees that the existence and terms of this Agreement are confidential and shall not be disclosed to any third party (other than his spouse, attorney or tax preparer or financial consultant, each of whom shall agree to maintain its confidentiality) without the prior written consent of the Company, except as may be required by law and in response to a lawful subpoena in which event Employee shall provide prompt notice to the Company.

15. The existence and execution of this Agreement shall not be considered, and shall not be admissible in any proceeding, as an admission by the Employee or the Company, or any of its agents or employees, of any liability, error, violation or omission.

16. It is agreed that:

(a)	This Agreement shall be binding upon the parties hereto, their heirs, legal representatives, successors and assigns and shall inure to their respective benefits.

(b)	This Agreement shall not be subject to change, modification, or discharge, in whole or in part, except by written instrument signed by the parties; provided, however, that if any of the terms, provisions or restrictions of paragraph 7, 8, or 9 are held to be in any respect unreasonable restrictions upon Employee, then the court so holding shall reduce the territory to which it pertains and/or the period of time in which it operates or effect any other change to the extent necessary to render any of said terms, provisions or restrictions enforceable.

(c)	The failure by the Company to insist upon strict compliance by the Employee with respect to any of the terms or conditions hereof shall not be deemed a waiver or relinquishment of any other terms or conditions nor shall any failure to exercise any right or power hereunder at one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

(d)	This Agreement shall be governed and construed in accordance with the laws of the State of Illinois.

(e)	All notices required to be given hereunder to the Company shall be addressed to its principal executive office at 40W267 Keslinger Road, PO Box 393, LaFox, Illinois 60147; attention: Legal Department, by certified or registered mail. All notices required or to be given hereunder to the Employee shall be addressed to the Employee at his residence as last reflected on the records of the Company, by certified or registered mail or courier delivery, with signature required for delivery. Notice shall be deemed given if delivered in person to Edward J. Richardson on behalf of the Company or to the Employee, or if mailed, when deposited in the United States Mail addressed as aforesaid.

17. The Employee acknowledges that Employee had an adequate opportunity to review this Agreement and to review it with counsel of his choice, that Employee fully understands its terms, that Employee was not coerced into signing it, and that Employee has signed it knowingly and voluntarily. Employee may revoke this Agreement for a period of seven (7) calendar days following the day he executes this Agreement. Any revocation within this period must be submitted, in writing, to General Counsel of Company and state, “I hereby revoke my acceptance of our Termination Agreement and General Release.” The revocation must be personally delivered to General Counsel or his designee, or mailed to General Counsel and postmarked within seven (7) calendar days of execution of this Agreement. This Agreement shall not become effective or enforceable until five (5) business days after the revocation period has expired without receipt of such a letter from Employee dated and signed and, if relevant, postmarked, during the seven (7) calendar day period after employee dated and signed this Agreement. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Illinois, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

18. Notwithstanding any other provision of this Agreement, the Company may terminate its obligations under paragraph 3 of this Agreement if Employee, at any time during his employment with the Company, including prior to the date of this Agreement, (a) engaged in an act or acts (i) of personal dishonesty taken by the Employee and intended to result in personal enrichment of the Employee, (ii) that were fraudulent, malpractice or material violations by the Employee of the Employee’s obligations or duties to the Company, or (iii) a material violation of law, regulations, rules or standard accounting practices, or (b) failed to take action that would avoid (i) fraud, malpractice or material violations of Employee’s obligations or duties to the Company, or (ii) ) a material violation of law, regulations, rules or standard accounting practices.

19. EMPLOYEE IS HEREBY ADVISED THAT HE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS TERMINATION AGREEMENT AND GENERAL RELEASE AND TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS TERMINATION AGREEMENT AND GENERAL RELEASE. EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS TERMINATION AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES AND TO RECEIVE THE CONSIDERATION IN PARAGRAPH “3” ABOVE, EMPLOYEE FREELY AND KNOWINGLY, WITHOUT COERCSION, AND AFTER DUE CONSIDERATION, VOLUNTARILY ENTERS INTO THIS TERMINATION AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE OR ANY RELEASOR HAS OR MIGHT HAVE AGAINST RELEASEES.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement the day and year written below their respective signatures.

EMPLOYEE	RICHARDSON ELECTRONICS, LTD.

/s/ Joseph Grill	By:	/s/ Edward J. Richardson,
Joseph Grill		Edward J. Richardson,
Chairman of the Board
Dated: March 5, 2007		Dated: March 5, 2007
Subscribed and sworn to before me this 5th day of March, 2007
/s/ David J. Gilmartin
Notary Public